Exhibit 99.1

World Point Terminals, LP Announces an Agreement to Acquire a Terminal Facility in Greensboro, NC

ST. LOUIS, Missouri, December 16, 2014 –World Point Terminals, LP (the “Partnership”), a Delaware limited partnership (NYSE: WPT), announced today it has entered into a contribution agreement to acquire a terminal in Greensboro, NC from a subsidiary of Apex Oil Company, Inc. (“Apex”), an affiliate of the general partner of the Partnership and holder of 20% of the Partnership’s incentive distribution rights. The facility has a total shell capacity of 684,000 barrels. The Partnership will issue 1,550,000 common units to Apex, representing approximately $29.4 million in total consideration, based on the volume weighted average unit price during the 10 trading days ending December 15, 2014. The transaction is scheduled to close effective January 1, 2015.

The Partnership believes this terminal will align well within its existing geographic footprint and support its strategy for growth through stable fee-based revenues. Apex will represent approximately 96% of the base storage services revenue of the Greensboro terminal at closing. The Greensboro terminal transaction is expected to add approximately $3.2 million of earnings before interest depreciation and taxes in 2015.

The transaction was unanimously approved by the Board of Directors of the general partner of the Partnership, based on the unanimous approval and recommendation by the Board’s conflicts committee, which is comprised of independent directors. The conflicts committee was advised by Evercore Partners as its financial advisor and Potter Anderson & Corroon LLP as its legal counsel.

About World Point Terminals, LP

World Point Terminals, LP is a master limited partnership that owns, operates, develops and acquires terminals and other assets relating to the storage of light refined products, heavy refined products and crude oil. The Partnership’s storage terminals are strategically located in the East Coast, Gulf Coast and Midwest regions of the United States. The Partnership is headquartered in St. Louis, Missouri.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware, after the date hereof.

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Contacts:

Liz McGee

Investor Relations

Phone: (314) 854-8366

lmcgee@worldpointlp.com